Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES RECORD FIRST QUARTER 2007 RESULTS

•                  Operating income rises to $64 million and operating margin more than doubles year over year to 14.6%

•                  Diluted EPS more than doubles year over year to $0.63

•                  Record first quarter sales of $435 million, up 24% year over year

•                  Orders of $460 million, up 15% year over year

•                  CommScope raises 2007 outlook

Hickory, NC—(April 26, 2007) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today announced record first quarter results for the period ended March 31, 2007.  The company reported first quarter sales of $435.5 million and net income of $45.9 million, or $0.63 per diluted share.

For the first quarter of 2006, CommScope reported sales of $352.3 million and net income of $12.7 million, or $0.19 per diluted share.  The reported first quarter 2006 net income included total after-tax charges of $2.4 million related to restructuring costs.  Excluding this special item, adjusted earnings were $15.2 million, or $0.22 per diluted share.

“We are excited to start 2007 with record first quarter results that exceeded expectations,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer.  “We delivered solid top-line growth in every business segment while improving operating performance.  The global manufacturing initiatives, which were implemented throughout 2006, made a significant contribution to our bottom line.  These major restructurings at key facilities around the globe, higher sales volume and lower than expected commodity costs drove our record first quarter performance.  We have also raised calendar year 2007 financial guidance to reflect our positive outlook.

“Leading global companies are placing great demands on their communications networks.  We strive to provide our customers with solutions that are part of the essential fabric for higher-bandwidth networks of the future,” stated Drendel.  “We believe that our momentum remains strong as we execute this strategy and build upon CommScope’s unique position in the ‘last mile’ of telecommunications.”

Sales Overview

Sales for the first quarter of 2007 increased 23.6% year over year, primarily driven by increased customer demand in all segments and price increases implemented during 2006 in response to higher raw material costs.   The company experienced particularly strong sales growth in the Carrier segment. Below is a sales summary:

	First	Fourth	First
Sales by Segment	Quarter	Quarter	Quarter	% Change
($ in millions)	2007	2006	2006	YOY	Sequential

Enterprise	$200.9	$187.5	$172.1	16.7%	7.1%
Broadband	148.1	144.0	125.9	17.6%	2.8%
Carrier	87.1	62.4	54.7	59.2%	39.6%
Inter-segment eliminations	(0.6)	(0.2)	(0.4)

Total CommScope Net Sales	$435.5	$393.7	$352.3	23.6%	10.6%

Enterprise segment sales rose 16.7% year over year to $200.9 million, primarily due to higher sales volume, price increases implemented in 2006 in response to increases in raw material costs and the continued success of new products like the innovative iPatch® Real Time Infrastructure Management System.  Enterprise sales growth was strongest year over year in the European, Middle Eastern and African (EMEA) and North American (NAR) regions.

Broadband segment sales rose to $148.1 million, up 17.6% year over year primarily due to price increases implemented in the first half of 2006, higher sales volume and the positive impact of a product line acquisition completed in March 2006.  Broadband sales grew as cable operators invested in their networks to support the “triple play” of video, data and voice services. Broadband sales growth was strongest year over year in the Central and Latin American (CALA) and NAR regions.

Carrier segment sales increased 59.2% year over year to $87.1 million.  The outstanding year-over-year and sequential growth is primarily due to a significant increase in activity as large domestic wireline carriers deploy broadband services to their customers.  As previously mentioned, the Carrier segment has been CommScope’s fastest growing yet most volatile segment.

Total international sales for the first quarter of 2007 rose 19.4% year over year to $128.0 million, or approximately 29.4% of total company sales.

External orders booked in the first quarter of 2007 were $459.6 million, up 14.8% from the year-ago quarter.

Other First Quarter Highlights

•                  In the first quarter of 2007, CommScope announced a definitive agreement to acquire substantially all the assets and assume certain liabilities of Signal Vision, Inc., a leading supplier of broadband radio frequency subscriber products.  Signal Vision’s product lines include passives, indoor amplifiers and addressable taps.  The transaction, which is subject to due diligence and customary closing conditions, is expected to close in the second quarter of 2007.

•                  CommScope announced that it had more than doubled its year-over-year shipments of Extremeflex® 50-ohm aluminum cable products for wireless transmission systems.   Some key advantages of the Extremeflex aluminum solution include improved flexibility, lighter tower load and lower life cycle costs.  Extremeflex aluminum products have been accepted by major domestic carriers as well as international carriers in every major region of the world.

•                  CommScope also introduced a new line of universal connectors and tools for wireless transmission systems.  CommScope’s EZfit-Series™ connectors and tools are engineered to fit both smooth-wall and traditional corrugated line cables.  The company expects its new connectors and tools to provide lower connector insertion loss and improved return loss for higher-performance cable systems.

•                  Gross margin for the first quarter of 2007 was 30.3%, up 620 basis points year over year.  The gross margin improvements were primarily due to higher sales volume, favorable mix and the positive impact of operating efficiencies resulting from the company’s global manufacturing initiatives.

•                  SG&A for the first quarter of 2007 was $59.7 million or 13.7% of sales, compared to $54.2 million or 15.4% of sales in the year-ago quarter.  SG&A declined as a percentage of sales primarily due to higher sales levels.

•                  First quarter 2007 results include $2.6 million of pretax, equity-based compensation expense, compared to $1.0 million in the year-ago quarter.

•                  Operating income for the first quarter of 2007 was $63.7 million, or 14.6% of sales.  In the year-ago quarter, operating income was $19.3 million, or 5.5% of sales.  Excluding restructuring cost, operating income would have been $23.1 million, or 6.6% of sales, for the year-ago quarter.

•                  Total depreciation and amortization expense was $12.4 million for the first quarter of 2007.

•                  Net cash provided by operating activities in the first quarter of 2007 was $10.7 million.  Capital spending in the quarter was $4.1 million.

Outlook
CommScope management provided the following guidance for the second quarter and calendar year 2007:

Second Quarter 2007

•             For the second quarter of 2007, revenue is expected to be $490 - $510 million and operating margin is expected to be 14.5% - 15.5%, excluding special items.

•             The effective tax rate is expected to be 30% - 34%.

Calendar Year 2007

•             For calendar year 2007, the company has increased its revenue and operating margin guidance.  CommScope now expects revenue in the range of $1.84 - $1.89 billion and operating margin of 13.5% - 14.5%, excluding special items.

•             The effective tax rate is expected to be 30% - 34%.

The company’s previous calendar year 2007 guidance was sales of $1.72-$1.76 billion and operating margin around the 12% level, excluding special items.

“We are pleased with the strong start in our 2007 financial performance and our improved calendar year outlook,” said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer.  “We expect operating margin in the second half of 2007 to be lower than the first half of the year primarily due to increasing raw material costs and a cautious view of the historically volatile Carrier segment.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss first quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate on the conference call, domestic and international callers should dial +1-415-537-1802. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will be available through a link on the “Events/Presentations” tab of the Investor Relations section of CommScope’s website at www.commscope.com.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21336728 and it will be available through Thursday, May 3.  A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its SYSTIMAX® Solutions™ and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, revenues, margins, earnings, global manufacturing initiatives, acquisitions, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of risks, uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  Factors that could cause actual results of CommScope to differ materially include, but are not limited to, customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; volatility in raw material costs and the effect of related price changes; changes in the technology deployed by cable television or other telecommunication companies; the risk that customers might cancel orders placed or that orders currently placed may reduce orders in the future; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; the timing, completion, integration and realization of expected synergies related to the pending acquisition of the assets of Signal Vision, Inc. and our ability to realize anticipated benefits from prior or future acquisitions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales and operating income goals; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate and ability to recover amounts recorded as value added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:

Phil Armstrong

Investor Relations

(828) 323-4848

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$435,452	$352,254
Operating costs and expenses:
Cost of sales	303,508	267,515
Selling, general and administrative	59,682	54,177
Research and development	7,869	7,465
Restructuring costs	729	3,749
Total operating costs and expenses	371,788	332,906
Operating income	63,664	19,348
Other income (expense), net	169	638
Interest expense	(1,893)	(1,985)
Interest income	4,496	2,053
Income before income taxes	66,436	20,054
Income tax expense	(20,581)	(7,327)
Net income	$45,855	$12,727
Net income per share:
Basic	$0.76	$0.22
Assuming dilution (a)	$0.63	$0.19

Weighted average shares outstanding:
Basic	60,247	56,724
Assuming dilution (a)	73,632	70,667

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$45,855	$12,727
Convertible debt add-back (b)	629	629
Numerator (assuming dilution)	$46,484	$13,356
Weighted average shares (basic)	60,247	56,724
Dilutive effect of:
Stock options (c)	1,534	2,373
Phantom stock, restricted stock and performance units	357	76
Convertible debt (b)	11,494	11,494
Denominator (assuming dilution)	73,632	70,667

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c) Options to purchase approximately 0.5 million and 0.6 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended March 31, 2007 and March 31, 2006, respectively, because they would have been antidilutive.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$296,686	$276,042
Short-term investments	163,082	151,868
Total cash, cash equivalents and short-term investments	459,768	427,910
Accounts receivable, less allowance for doubtful accounts of $13,017 and $13,461, respectively	230,292	186,824
Inventories	168,473	153,596
Prepaid expenses and other current assets	12,647	14,914
Deferred income taxes	27,312	24,556
Total current assets	898,492	807,800
Property, plant and equipment, net	237,788	242,012
Goodwill	151,381	151,378
Other intangibles, net	62,761	63,967
Deferred income taxes	13,762	15,493
Other assets	21,893	21,823
Total Assets	$1,386,077	$1,302,473
Liabilities and Stockholders’ Equity
Accounts payable	$82,223	$74,927
Other accrued liabilities	91,409	95,316
Current portion of long-term debt	23,800	13,000
Total current liabilities	197,432	183,243
Long-term debt	257,050	271,100
Pension and postretirement benefit liabilities	92,634	89,995
Other noncurrent liabilities	27,797	19,031
Total Liabilities	574,913	563,369
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares:20,000,000; Issued and outstanding shares: None at March 31, 2007 and December 31, 2006	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 71,138,199 at March 31, 2007 and 69,934,533 at December 31, 2006; Issued and outstanding shares: 60,938,199 at March 31, 2007 and 59,734,533 at December 31, 2006	711	699
Additional paid-in capital	563,161	532,344
Retained earnings	386,621	346,821
Accumulated other comprehensive loss	6,206	4,775
Treasury stock, at cost: 10,200,000 shares at March 31, 2007 and December 31, 2006	(145,535)	(145,535)
Total Stockholders’ Equity	811,164	739,104
Total Liabilities and Stockholders’ Equity	$1,386,077	$1,302,473

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited — In thousands)

	Three Months Ended
	March 31,
	2007	2006

Operating Activities:
Net income	$45,855	$12,727
Adjustments to reconcile net income to net cash provded by (used in) operating activties:
Depreciation and amortization	12,372	14,216
Equity-based compensation	2,641	1,020
Deferred income taxes	(4,855)	1,614
Changes in assets and liabilities	(45,332)	(47,969)
Net cash provided by (used in) operating activties	10,681	(18,393)

Investing Activities:
Additions to property, plant and equipment	(4,077)	(6,762)
Net purchases of short-term investments	(11,214)	(6,645)
Proceeds from disposal of fixed assets	85	297
Acquisition of MC2 product line	—	(13,810)
Net cash used in investing activties	(15,206)	(26,920)

Financing Activities:
Principal payments on long-term debt	(3,250)	(3,250)
Proceeds from the issuance of shares under equity-based compensation plans	19,295	27,670
Tax benefit from the issuance of shares under equity-based compensation plans	8,893	7,143
Net cash provided by financing activties	24,938	31,563

Effect of exchange rate changes on cash	231	427

Change in cash and cash equivalents	20,644	(13,323)
Cash and cash equivalents, beginning of period	276,042	146,549
Cash and cash equivalents, end of period	$296,686	$133,226

CommScope, Inc.

Sales and Operating Income by Reportable Segment
(Unaudited — In millions)

	Three Months Ended
	March 31,
	2007	2006
Net Sales :
Enterprise	$200.9	$172.1
Broadband	148.1	125.9
Carrier	87.1	54.7
Inter-segment eliminations	(0.6)	(0.4)
Consolidated Net Sales	$435.5	$352.3

Operating Income:
Enterprise	$29.5	$11.3
Broadband	21.6	8.0
Carrier	12.6	—
Consolidated Operating Income	$63.7	$19.3